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                                                                    EXHIBIT 10.2

Effective October 30,2002, the agreement between PVI and Roberto Sonabend regarding Mr. Sonabend's service as interim co-Chief Executive Officer of PVI was amended to provide that the options to purchase shares of PVI common stock which were to be granted at the rate of 10,000 shares for each calendar month in which he serves as interim co-Chief Executive Officer through May 8, 2003, (subject to pro-ration for any shorter period) were granted as of October 30, 2002, subject to vesting at the rate of 10,000 shares for each calendar month (subject to pro-ration for any shorter period) in which he serves as interim co-Chief Executive Officer through May 8, 2003.